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                                                                   Exhibit 10.56



                           LOAN AND SECURITY AGREEMENT






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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


      1.    DEFINITIONS AND CONSTRUCTION.....................................1
            1.1   Definitions................................................1
            1.2   Accounting and Other Terms.................................8

      2.    LOAN AND TERMS OF PAYMENT........................................8
            2.1   Credit Extensions..........................................8
                  2.1.1 Term Loan............................................9
                  2.1.2 LIBOR Loans and Prime Rate Loans;
                        Selection; Conversion................................9
            2.2   Overadvances..............................................13
            2.3   Interest Rates, Payments, and Calculations................13
            2.4   Crediting Payments........................................14
            2.5   Fees......................................................14
            2.6   Additional Costs..........................................15
            2.7   Term......................................................15

      3.    CONDITIONS OF LOANS.............................................16
            3.1   Conditions Precedent to Initial Credit Extension..........16
            3.2   Conditions Precedent to all Credit Extensions.............16

      4.    CREATION OF SECURITY INTEREST...................................17
            4.1   Grant of Security Interest................................17
            4.2   Delivery of Additional Documentation Required.............17
            4.3   Right to Inspect..........................................17

      5.    REPRESENTATIONS AND WARRANTIES..................................17
            5.1   Due Organization and Qualification........................17
            5.2   Due Authorization; No Conflict............................17
            5.3   No Prior Encumbrances.....................................18
            5.4   Bona Fide Eligible Accounts...............................18
            5.5   Merchantable Inventory....................................18
            5.6   Name; Location of Chief Executive Office..................18
            5.7   Litigation................................................18
            5.8   No Material Adverse Change in Financial Statements........18
            5.9   Solvency..................................................18
            5.10  Regulatory Compliance.....................................19
            5.11  Environmental Condition...................................19
            5.12  Taxes.....................................................19
            5.13  Subsidiaries..............................................19



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            5.14  Government Consents.......................................19
            5.15  Full Disclosure...........................................20

      6.    AFFIRMATIVE COVENANTS...........................................20
            6.1   Good Standing.............................................20
            6.2   Government Compliance.....................................20
            6.3   Financial Statements, Reports, Certificates...............20
            6.4   Inventory; Returns........................................21
            6.5   Taxes.....................................................21
            6.6   Insurance.................................................21
            6.7   Principal Depository......................................22
            6.8   Tangible Net Worth........................................22
            6.9   Minimum Liquidity.........................................22
            6.10  Registration of Intellectual Property Rights..............22
            6.11  Further Assurances........................................23

      7.    NEGATIVE COVENANTS..............................................23
            7.1   Dispositions..............................................23
            7.2   Changes in Business Management, Business Locations........24
            7.3   Mergers or Acquisitions...................................24
            7.4   Indebtedness..............................................24
            7.5   Loans.....................................................24
            7.6   Encumbrances..............................................24
            7.7   Distributions.............................................24
            7.8   Investments...............................................25
            7.9   Transactions with Affiliates..............................25
            7.10  Subordinated Debt.........................................25
            7.11  Inventory.................................................25
            7.12  Compliance................................................25

      8.    EVENTS OF DEFAULT...............................................26
            8.1   Payment Default...........................................26
            8.2   Covenant Default..........................................26
            8.3   Material Adverse Change...................................26
            8.4   Attachment................................................26
            8.5   Trustee Attachment........................................27
            8.6   Insolvency................................................27
            8.7   Other Agreements..........................................27
            8.8   Subordinated Debt.........................................27
            8.9   Judgments.................................................27
            8.10  Misrepresentations........................................27

      9.    BANK'S RIGHTS AND REMEDIES......................................28
            9.1   Rights and Remedies.......................................28



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            9.2   Power of Attorney.........................................29
            9.3   Accounts Collection.......................................29
            9.4   Bank Expenses.............................................30
            9.5   Bank's Liability for Collateral...........................30
            9.6   Remedies Cumulative.......................................30
            9.7   Demand; Protest...........................................30

      10.   NOTICES.........................................................31

      11.   CHOICE OF LAW AND VENUE.........................................31

      12.   GENERAL PROVISIONS..............................................32
            12.1  Successors and Assigns....................................32
            12.2  Indemnification...........................................32
            12.3  Time of Essence...........................................32
            12.4  Severability of Provisions................................32
            12.5  Amendments in Writing, Integration........................32
            12.6  Counterparts..............................................32
            12.7  Survival..................................................32
            12.8  Confidentiality...........................................33




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       This LOAN AND SECURITY AGREEMENT is entered into as of December 31, 1996, by and between SILICON VALLEY BANK ("Bank") and Hybridon, Inc. ("Borrower").


                                    RECITALS
                                    --------

       Borrower wishes to obtain credit from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.


                                    AGREEMENT
                                    ---------

       The parties agree as follows:

       1.     DEFINITIONS AND CONSTRUCTION
              ----------------------------

              1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                     "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance. and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                     "Advance" or "Advances" means a loan advance under the Committed Term Facility.

                     "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, such Persons, managers and members.

                     Assignment of Lease" means that certain lease assignment from Borrower to the Bank respecting property located at 155 Fortune Boulevard, Milford, Massachusetts (the "Premises").

                     "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing





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or defending the Loan Documents (including fees and expenses of appeal or review, or those incurred in any Insolvency Proceeding), whether or not suit is brought.

                     "Borrower's Books" means all of Borrower's books and records including, without limitation: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                     "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                     "Closing Date" means the date of this Agreement:

                     "Code" means the Massachusetts Uniform Commercial Code.

                     "Collateral" means the property described on EXHIBIT A attached hereto.

                     "Committed Term Facility" means that credit extension of the lesser of the Seven Million Five Hundred Thousand and No/100 ($7,500,000.00) and the Borrowing Base, as described in Section 2 hereunder.

                     "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in resect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.




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                     "Credit Extension" means the initial Advance or any other
extension of credit by Bank for the benefit of Borrower hereunder.

                     "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

                     "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, the current portion of Credit Extensions made under this Agreement, and all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, provided however that deferred revenue not refundable and Subordinated Debt shall not be included as part of Current Liabilities.

                     "Eligible Costs" means one hundred (100%) percent of amounts evidenced by invoices for equipment delivered to and accepted by Borrower on or before December 31, 1996, located at Premises and used for the operation of Borrower s business and one hundred (100%) percent of the amounts evidenced by contractors' requisitions for construction and/or improvements which have been completed at the Premises.

                     "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest;

                     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                     "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

                     "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                     "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including




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assignments for benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                     "INTEREST PERIOD" means for each LIBOR Rate Loan, a period of approximately one, two or three months as the Borrower may elect, PROVIDED that the last day of an Interest Period for a LIBOR Rate Loan shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, PROVIDED, FURTHER in all cases such period shall expire not later than the Maturity Date.

                     "Interest Rate" shall mean as to: (a) Prime Rate Loans, a rate of one (1.0%) percent plus the Prime Rate, and (b) LIBOR Rate Loans, a rate of three and one-half (3.5%) percent plus the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

                     "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

                     "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                     "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                     "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

                     "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest as to which deposits in United States Dollars are offered to Bank in the London interbank market in which the Bank customarily participates at 11:00 A.M. (Local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.


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                     "LIBOR Rate" shall mean, for any Interest Period for a
LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by
(ii) 1 minus the Reserve Requirement for such Interest Period.

                     "LIBOR Rate Loans" means any Loans made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

                     "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other present or future agreement entered into between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated from time to time.

                     "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

                     "Maturity Date" means January 1, 2002.

                     "Minimum Liquidity" has the meaning set forth in
                     Section 6.10.

                     "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper.

                     "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising.

                     "Payment Date" means the first business day of each month in the case of the Prime Rate Loans or the last day of the applicable Interest Period in the case of LIBOR Rate Loans, commencing on the first such date after the Closing Date and ending on the Maturity Date.

                     "Permitted Indebtedness" means:

                     (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                     (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;



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                     (c) Subordinated Debt;

                     (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

                     (e) Indebtedness secured by Permitted Liens, including purchase money or lease financing which shall not exceed Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) in the aggregate.

                     "Permitted Investment" means:

                     (a) Investments existing on the Closing Date disclosed in the Schedule; and

                     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, including repurchase agreements, money market and hedge programs.

                     "Permitted Liens" means the following:

                     (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

                     (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and as to which adequate reserves are maintained on Borrower's Books in accordance with GAAP, PROVIDED the same have no priority over any of Bank's security interests;

                     (c) Liens (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such equipment at the time of its acquisition, PROVIDED that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

                     (e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, PROVIDED that any extension, renewal or replacement Lien shall be



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limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

                     (f) Interests granted to other persons in connection with licensing arrangements and collaborative agreements in the ordinary course of Borrower's business in accordance with historical practices.

                     "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                     "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                     "Prime Rate Loans" means any Loans made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

                     "Regulatory Change" means, with respect to the Bank, any change on or after the date of this Loan Agreement in the United States federal, state or foreign laws or regulations applicable to the Bank, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) applicable to the Bank by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                     "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Loans.

                     "Responsible Officer" means each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.


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                     "Schedule" means the schedule of exceptions attached
hereto, if any.

                     "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                     "Subsidiary" means with respect to any Person, corporation, partnership, company association, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

                     "Tangible Net Worth" means as of any applicable date, the consolidated total assets of Borrower and its Subsidiaries MINUS, without duplication, and to the extent included as an asset of the Borrower, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, AND (ii) Total Liabilities.

                     "Total Liabilities" means as of any applicable date, any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

              1.2 ACCOUNTING AND OTHER TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations and determinations made hereunder shall be made in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. The terms "including"/"includes" shall always be read as meaning "including (or includes) without limitation," when used herein or in any other Loan Document.

       2.     LOAN AND TERMS OF PAYMENT
              -------------------------

              2.1 CREDIT EXTENSIONS. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder at the time and in the manner provided for hereunder. Borrower shall also pay interest on the unpaid principal amount of such Advances at rates in accordance with the terms hereof.




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              2.1.1  Term Loan.
                     ---------

              (a) Subject to and upon the terms and conditions of this Agreement, Bank shall make a Committed Term Facility available to Borrower in the amount of the lesser of $7,500,000.00 and the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to one hundred percent (100%) of Eligible Costs. Amounts borrowed pursuant to this Section 2.1 may be repaid at any time during the term of this Agreement, but may not be reborrowed.

              (b) Borrower shall pay fifty-nine (59) equal installments of principal in the amount of Sixty-Two Thousand Five Hundred Dollars ($62,500.00) in consecutive monthly payments commencing February 1, 1997, 1996 and on the first business day of each month thereafter until January 1, 2002. On the Maturity Date, Borrower shall pay all outstanding principal owing under the Committed Term Facility together with any costs and accrued and unpaid interest. Interest shall be payable monthly in arrears with each payment of principal unless the Borrower has selected a portion of the Committed Term Facility to be a LIBOR Loan, as set forth below. To evidence the Committed Term Facility, Borrower shall deliver to Bank such invoices for the equipment and construction financed as satisfactory to the Bank in its sole discretion, together with a certain term note of even date herewith made by Borrower in favor of the Bank (the "Term Note").

              (c) The Committed Term Facility shall bear interest at the Interest Rate.

              (d) The Borrower shall be permitted to select a portion of the Committed Term Facility to be charged at the LIBOR Rate plus three and one-half (3.5%) percent. The portion of the Committed Term Facility which may be converted to a LIBOR Loan shall be amounts not less than Two Million Five Hundred Thousand ($2,500,000.00) Dollars each and not more than the then outstanding principal balance, less all principal payments scheduled to be made during the applicable Interest Period.

              2.1.2  LIBOR Loans and Prime Rate Loans; Selection; Conversion.
                     -------------------------------------------------------

              (a) REQUESTS FOR LOAN; CONFIRMATION OF INITIAL LOANS. Each LIBOR Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Santa Clara, California time) on the Business Day three (3) Business Days prior to the date such Loan is made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day; the amount of such Loan, the Interest Period for such Loan, and comply with such other requirements as the Bank determines are reasonable or desirable in connection therewith.


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              (b)    Each written request for a LIBOR Rate Loan shall be in the form of a LIBOR Rate Loan Borrowing Certificate as set forth on Exhibit 2.1.2, which shall be duly executed by Borrower.

              (c) Unless otherwise selected a set forth herein, the amounts outstanding pursuant to the Committed Term Facility shall be a Prime Rate Loan.

              (d) Borrower hereby confirms its request that the Committed Term Facility be initially funded as a Prime Rate Loan.

              (e) Borrower may from time to time submit in writing a request that amounts due under the Prime Rate Loan be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Borrower may select LIBOR Loans to mature on 30-day, 60-day or 90-day schedules (each a selected "LIBOR Maturity Date"). The entire balance of principal and interest owing under each such LIBOR Loan shall be due and payable on the LIBOR Maturity Date which the Borrower has selected. Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit 2.1.2(e), which shall be duly executed by the Borrower. Subject to the terms and conditions contained herein, three (3) Business Days after the Bank's receipt of such a request from Borrower, such Prime Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be, provided that:

                     (i) no Event of Default or event which with the giving of a notice or the passage of time or both would constitute an Event of Default exists;

                     (ii) no party hereto shall have sent any notice of termination of this Loan Agreement;

                     (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Loans;

                     (iv) the amount of a LIBOR Rate Loan shall be not less than Two Million Five Hundred Thousand ($2,500,000.00) Dollars or such greater amount which is an integral multiple of $500,000;

                     (v) the amount owed under the Prime Rate Loan shall be at the time of each scheduled principal payment be at least equal to the scheduled monthly principal payments due at such time;



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                     (vi)   the number of LIBOR Rate Loans in existence is not
at any time greater than three (3); and

                     (vii) Bank shall have determined that the Insert Period and LIBOR Rate are available to the Bank and which can be readily determined as of the date of the request for such LIBOR Rate Loan.

              Any request by Borrower to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to find any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if the Bank had purchased such deposits to fund the LIBOR Rate Loans.

              (f) Any LIBOR Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period in accordance with the terms hereof, unless the Borrower has timely requested in writing that such LIBOR Rate Loan continue for an additional Interest Period. Any LIBOR Rate Loans shall, at the Bank's option, convert to Prime Rate Loans in the event that
(i) an Event of Default, or an event which with the giving of notice or the passage of time or both would constitute an Event of Default, shall exist; (ii) the Loan Agreement shall terminate; or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBOR Rate Loans, or the aggregate principal amount of existing LIBOR Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Committed Term Facility. Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge the Borrower's loan account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

              (g) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify the Borrower's account officer at the Bank and, on demand by Bank, pay the Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or the United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

              (h) Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any increase in costs incurred by Bank that Bank reasonably determines are attributable to its making or maintaining the Loans hereunder in respect of any loans relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                     (i) changes the basis of taxation of any amounts payable to the Bank in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

                     (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Loans or any deposits referred to in the definition of "LIBOR Base Rate"); or

                     (iii) imposes any other condition affecting the Loan Agreement (or any of such extensions of credit or liabilities), provided however that the Bank shall notify the Borrower of its demand for such payment within 90 days of the Bank's discovery of such condition and expense.

              Bank will notify Borrower of any event occurring after the date of this Loan Agreement which will entitle Bank to compensation pursuant to this Section as promptly as it obtains knowledge thereof. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section. Determinations and allocations by Bank for purposes of this Section of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

                     (i) Borrower shall pay to bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.

                     (j) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling the Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

                     (k) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to the Bank in the offshore currency interbank markets; or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate loan, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans. If it shall become unlawful for Bank to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Loans in full with accrued interest thereon and on all other amounts payable by Borrower hereunder.

              2.2    Overadvances. [INTENTIONALLY OMITTED]
                     ------------

              2.3    Interest Rates, Payments, and Calculations.
                     ------------------------------------------

                     (a) INTEREST RATE. Except as set forth in Section 2.3(b) and except for LIBOR Loans, any Advances shall bear interest, on the average daily balance thereof, at a per annum rate equal to one (1.0%) percent plus the Prime Rate. LIBOR Loans shall bear interest, on the average daily balance thereof, at a per annum rate equal to three and one-half (3.5%) percent plus the LIBOR Rate. Interest on LIBOR Loans shall be due and payable at the end of the applicable Interest Period, as set forth in Section 2.1.2 above.

                     (b) DEFAULT RATE. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to four
(4) percentage points above the interest rate applicable immediately prior to the occurrence of the

Event of Default. Without limiting the foregoing, the Bank may in its sole discretion agree to permit the Borrower to cure such Event of Default, in which instance the interest rate shall revert to the Interest Rate.

                     (c) PAYMENTS. Interest on Prime Rate Loans hereunder shall be due and payable on each Payment Date. Borrower hereby authorizes Bank to debit any accounts with Bank, including, without limitation, Account Number 3300041447 for payments of principal and interest due on the Obligations and any other amounts owing by Borrower to Bank. Bank will notify Borrower of all debits which Bank has made against Borrower's accounts. Any such debits against Borrower's account sin no way shall be deemed a set-off. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                     (d) COMPUTATION. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Document shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

              2.4 CREDITING PAYMENTS. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment, whether directed to Borrower's deposit account with Bank or to the Obligations or otherwise, shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment in respect of the Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

              2.5    FEES. Borrower shall pay to Bank the following:

              (a) FACILITY FEE. A Facility Fee equal to Seventy-Five Thousand Dollars ($75,000.00), which fee has been paid in full upon Borrower's acceptance of the commitment to this facility and is fully earned and non-refundable;

              (b) FINANCIAL EXAMINATION AND APPRAISAL FEES. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents;

              (c) BANK EXPENSES. Upon demand from Bank, including, without limitation, upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due. The Bank agrees to notify Borrower of all amounts due under this Section 2.5(c) within 90 days of the Bank's discovery of such costs or expenses.

              2.6 ADDITIONAL COSTS. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

              (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

              (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

              (c) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank, within ninety (90) days of Bank's discovery of such cost increase, of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

              2.7 TERM. Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Maturity Date. The Bank shall discharge any and all liens on the Collateral upon final payment of all Obligations.

       3.     CONDITIONS OF LOANS
              -------------------

              3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

              (a)    this Agreement;

              (b)    the Term Note;

              (c) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

              (d)    a negative pledge agreement covering intellectual property;

              (e) delivery of a Common Stock Warrant for Sixty-Five Thousand (65,000) shares of the Borrower's common stock, with a minimum five year term, the price of exercise of options to be determined based on the average daily trading price of such stock during the most recent 30 days trading, prior to this date;

              (f)    the Assignment of Lease and consent of landlord thereto;

              (g)    an opinion of Borrower's counsel;

              (h)    confirmation of filing for financing statements (Forms
UCC-1);

              (i)    insurance certificate;

              (j)    payment of the fees and Bank Expenses then due specified in
Section 2.5 hereof;

              (k)    Certificate of Foreign Qualification (if applicable);

              (l)    timely receipt by Bank of the Payment/Advance Form in
Section 2.1; and

              (m) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

              3.2    Conditions Precedent to all Credit Extensions.
                     ---------------------------------------------

              [INTENTIONALLY OMITTED]

       4.     CREATION OF SECURITY INTEREST
              -----------------------------

              4.1 GRANT OF SECURITY INTEREST. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrower acknowledges that Bank may place a "hold" on any deposit Account pledged as Collateral to secure the Obligations. Notwithstanding termination of this Agreement, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

              4.2 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

              4.3 RIGHT TO INSPECT. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and at reasonable intervals, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

       5.     REPRESENTATIONS AND WARRANTIES
              ------------------------------

              Borrower represents and warrants as follows:

              5.1 DUE ORGANIZATION AND QUALIFICATION. Borrower and each Subsidiary (if applicable) is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

              5.2 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles/Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

              5.3 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

              5.4 BONA FIDE ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations. The service or property giving rise to such Eligible Accounts has been performed or delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.

              5.5 MERCHANTABLE INVENTORY. All Inventory is in all material respects of good and marketable quality, free from all material defects.

              5.6 NAME; LOCATION OF CHIEF EXECUTIVE OFFICE. Except as disclosed in the Schedule, Borrower has not done business and will not without at least thirty (30) days' prior written notice to Bank do business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

              5.7 LITIGATION. Except as set forth in the Schedule, there are no actions or proceedings pending, or, to Borrower's knowledge, threatened by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

              5.8 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank on or about the Closing Date.

              5.9 SOLVENCY. The fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

              5.10 REGULATORY COMPLIANCE. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

              5.11 ENVIRONMENTAL CONDITION. None of Borrower's or any Subsidiary's properties or assets have ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the release, or other disposition of hazardous waste or hazardous substances into the environment.

              5.12 TAXES. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed on a timely basis, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

              5.13 SUBSIDIARIES. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

              5.14 GOVERNMENT CONSENTS. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

              5.15 FULL DISCLOSURE. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

       6.     AFFIRMATIVE COVENANTS
              ---------------------

              Borrower covenants and agrees that, until payment in full of all outstanding Obligations, Borrower shall do all of the following:

              6.1 GOOD STANDING. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

              6.2 GOVERNMENT COMPLIANCE. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

              6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower shall deliver to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared consolidated balance sheet and income statement or monthly bank and investment statements covering Borrower's consolidated operations during such period, in a form and certified by an officer of Borrower reasonably acceptable to Bank, together with investment statements; (b) as soon as available, but in any event within ninety
(90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) within the earlier of five (5) days of filing and five (5) days of the applicable reporting deadline, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q (together with Borrower's quarterly financial statements) and 8-K filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a written report to the Bank of any legal actions pending or threatened against Borrower or any

Subsidiary that is likely to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) for any individual action or which action may cause damages which could have been asserted against Borrower or its Subsidiaries to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; (e) all press releases and any and all other forms of public information, within a reasonable time, in Bank's sole discretion, following the distribution date of same; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

              Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of EXHIBIT D hereto.

              6.4 INVENTORY; RETURNS. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

              6.5 TAXES. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is (i) contested in good faith by appropriate proceedings, (ii) is reserved against (to the extent required by GAAP) by Borrower and (iii) no lien other than a Permitted Lien results.

              6.6    Insurance.
                     ---------

              (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrowers.

              (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days' notice to Bank before canceling its policy for any reason. At Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

              6.7 PRINCIPAL DEPOSITORY. Borrower shall maintain its principal depository and operating accounts through the Bank.

              6.8 TANGIBLE NET WORTH. Borrower shall maintain, as of the last day of each quarter of the Borrower's fiscal year, a Tangible Net Worth on a consolidated basis of not less than Fifteen Million and No/100 Dollars ($15,000,000.00).

              6.9 MINIMUM LIQUIDITY. Borrower shall either maintain on a consolidated basis, as of the last calendar day of each month, Minimum Liquidity of Fifteen Million and No/100 Dollars ($15,000,000.00) or satisfy the other requirements of this Section 6.9. "Minimum Liquidity" is defined as consolidated unencumbered cash on hand (and cash equivalents and marketable securities) plus 50% of accounts receivable. If Borrower's Liquidity is less than $15,000,000.00, Borrower agrees to pledge cash collateral to Bank equal to twenty-five percent (25%) of the then outstanding balance under the Committed Term Facility (combining amounts due under all Prime Rate Loans and LIBOR Loans), pursuant to a Cash Pledge Agreement substantially in the form of
Exhibit 6.10 annexed hereto. If Borrower's Liquidity is at any time less than Ten Million and No/100 Dollars ($10,000,000.00). Borrower shall pledge cash collateral to Bank in an amount equal to fifty percent (50%) of the outstanding balance due in the aggregate under the Committed Term Facility. If Borrower's Liquidity is at any time less than Five Million and No/100 Dollars ($5,000,000.00), Borrower shall pledge cash collateral in favor of the Bank in an amount equal to one hundred percent (100%) of the aggregate balance then owing to the Bank under the Committed Term Facility. Borrower's failure to pledge the amounts set forth above within one business day of the earlier of the actual delivery of the Compliance Certificate or the due date of the Compliance Certificate evidencing Borrower's failure to maintain the required Miminum Liquidity shall be an event of default under this Agreement.

              6.10   Registration of Intellectual Property Rights.
                     --------------------------------------------

              (a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement within thirty (30) days of the date of this Agreement. Borrower shall register or cause to be filed and/or registered (as applicable) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product prior to the sale or licensing of such product to any third party, including without limitation revisions or additions to the intellectual property rights listed on such Exhibits A, B and C. Notwithstanding the foregoing, Borrower may use its reasonable business judgment in determining whether to apply for patent, copyright or trademark protection with the appropriate office or offices, so long as Borrower protects its intellectual property rights in a commercially reasonable manner.

              (b) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to evidence the negative pledge in favor of the Bank.

              (c) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and Mask Works, (ii) use its best efforts to detect infringements of the Trademarks, Patents, Copyrights and Mask Works and promptly advise Bank in writing of material infringements detected and (iii) not allow any Trademarks, Patents, Copyrights, or Mask Works to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld, unless Bank determines that reasonable business practices suggest that abandonment is not appropriate.

              (d) Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this
Section 6.11 to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.11.

              6.11 FURTHER ASSURANCES. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

       7.     NEGATIVE COVENANTS
              ------------------

              Borrower covenants and agrees that until payment in full of the outstanding Obligations, Borrower will not do any of the following:

              7.1 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers: (i) of inventory in the ordinary course of business, (ii) of exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, provided however, that Borrower has provided to the Bank, on a quarterly basis, a schedule listing all of its exclusive licenses; (iii) that constitute payment of normal and usual operating expenses in the ordinary course of business; (iv) of worn-out or obsolete Equipment; or (v) Permitted Liens.

              7.2 CHANGES IN BUSINESS MANAGEMENT, BUSINESS LOCATIONS. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or Anthony Payne or E. Andrews Grinstead cease to be employees or directors of the Borrower and replacements reasonably satisfactory to the Bank are not made within thirty
(30) days. Borrower will not, without at least thirty (30) days prior written notification to Bank, relocate its chief executive office or add any new offices or business locations.

              7.3 MERGERS OR ACQUISITIONS. Merger or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person without the prior written consent of the Bank.

              7.4 INDEBTEDNESS. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness without the prior written consent of the Bank.

              7.5 LOANS. Loan money or guarantee obligations of any other party, except that Borrower may provide loans to officers and employees of the Borrower in an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) to any individual and not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate at any time outstanding.

              7.6 ENCUMBRANCES. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, without the prior written consent of the Bank.

              7.7 DISTRIBUTIONS. Pay any cash dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock other than in connection with or pursuant to a Preferred Stock Investment Agreement to be entered into by the Borrower with certain investors (the "Preferred Stock Agreement") and a Common Stock Investment Agreement to be entered into by the Borrower with an investor (the "Common Stock Agreement") and other related agreements as follows: (i) payment of dividends on the Series I Convertible Preferred Stock, $.01 par value per share ("Series I Preferred Stock"), of the Borrower to be issued pursuant to the Preferred Stock Agreement, payable by the issuance of shares of Series I Preferred Stock, as contemplated by Paragraph 2 of the Preferred Stock Exhibit to the Preferred Stock Agreement previously provided to the Bank, (ii) the repurchase by the Borrower of shares of Common Stock and of Series I Preferred Stock held by the Holders (as defined in the Registration Rights Exhibit to the Preferred Stock Agreement (the "Registration Rights Exhibit") pursuant to
Section 6 of the Registration Rights Exhibit previously provided to the Bank,
(iii) the repurchase by the Borrower of shares of Common Stock, held by the Investor (as defined in the Common Stock Agreement) pursuant to Section 2.7 of the Common Stock Agreement previously provided to the Bank, (iv) the repurchase by Borrower of shares of Series I Preferred Stock as contemplated by Paragraphs 5G and 6E of the Preferred Stock Exhibit to the Preferred Stock Agreement, (v) the payment by the Borrower to the Investor under the Common Stock Agreement relating to the shares of Common Stock which the Investor is prohibited from purchasing as contemplated by Section 2.8 of the Common Stock Agreement, and
(vi) the repurchase by the Borrower of any Series I Preferred Stock issued under the Preferred Stock Agreement or any Common Stock issued under the Common Stock Agreement within seven days from the date of issuance of such stock at a price equal to the price paid to the Borrower for such stock, provided, however, that Borrower may not pay any such cash dividends nor make any other distribution or payment pursuant to clauses (ii), (iii), (iv) and (v) of this
Section 7.7 if there has been a default, or such distribution or payment would result in a default, under Section 8.1 of this Agreement or Section 8.2 of this Agreement by reason of a breach of Section 6.8 or 6.9 of this Agreement or failure to provide a Compliance Certificate in accordance with Section 6.3 of this Agreement; and provided further that, notwithstanding the foregoing, no such payment or distribution pursuant to clauses (ii), (iii), (iv) and (v) of this Section 7.7 shall be made unless and until the intended recipients of such payments or distributions shall have signed a subordination agreement on terms reasonably satisfatory to the Bank.

              7.8 INVESTMENTS. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, without the prior written consent of the Bank.

              7.9 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

              7.10 SUBORDINATED DEBT. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

              7.11 INVENTORY. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of any warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

              7.12 COMPLIANCE. Become an "investment company" or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose; fail to meet the minimum funding requirements of ERISA; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral; or permit any of its Subsidiaries to do any of the foregoing, without the prior written consent of the Bank.

       8.     EVENTS OF DEFAULT
              -----------------

              Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:


              8.1 PAYMENT DEFAULT. If Borrower fails to pay, when due, any of the Obligations.

              8.2    Covenant Default.
                     ----------------

              (a) If Borrower fails to perform any obligation under Sections 6.3, 6.8, 6.9, 6.10, 6.11, or violates any of the covenants contained in
Article 7 of this Agreement, or

              (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement that can be cured, as failed to cure each default within ten
(10) days after the Bank's giving of notice thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

              8.3 MATERIAL ADVERSE CHANGE. If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral;

              8.4 ATTACHMENT. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

              8.5 TRUSTEE ATTACHMENT. If there occurs service upon the Bank of a writ naming the Bank as Trustee of Borrower or of any other similar process of attachment of Borrower's property in possession of the Bank.

              8.6 INSOLVENCY. If Borrower becomes insolvent, or if any Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding).

              8.7 OTHER AGREEMENTS. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect.

              8.8 SUBORDINATED DEBT. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with the Bank.

              8.9 JUDGMENTS. If a judgment or judgments for the payment of money in amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

              8.10 MISREPRESENTATIONS. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate or writing delivered to Bank by Borrower or any Person acting on Borrower's behalf pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

       9.     BANK'S RIGHTS AND REMEDIES
              --------------------------

              9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

              (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 all Obligations shall become immediately due and payable without any action by Bank);

              (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

              (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

              (d) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or comprise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's premises, Borrower hereby grants Bank a license to enter such premises and to occupy the same, without charge;

              (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank. (The Bank's rights set forth in this Section 9.1(e) are supplementary to the Bank's rights of lien and setoff as set forth in the Term Note and under no circumstances shall this subsection be intended or construed to limit any of the lien and setoff rights set forth in the Term Note.);

              (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

              (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply the proceeds thereof to the Obligations in whatever manner or order it deems appropriate;

              (h) Bank may credit bid and purchase at any public sale, or at any private sale to the extent permitted by law; and


              (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

              9.2 POWER OF ATTORNEY. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable, provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

              9.3 ACCOUNTS COLLECTION. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and if requested or required by Bank, immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

              9.4 BANK EXPENSES. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Term Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

              9.5 BANK'S LIABILITY FOR COLLATERAL. So long as the Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral except as provided below; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower. Without limiting the foregoing, the Bank shall not in any way or manner be liable or responsible for the safekeeping of the Collateral unless and until the Bank exercises dominion and control over the Collateral and is in possession of the Collateral.

              9.6 REMEDIES CUMULATIVE. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not expressly set forth herein as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

              9.7 DEMAND; PROTEST. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

       10.    NOTICES
              -------

              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

       If to Borrower    Hybridon, Inc.
                         620 Memorial Drive
                         Cambridge, Massachusetts

                         Attn: President
                         FAX:  508-752-7001

      If to Bank         Silicon Valley Bank
                         40 William Street, Suite 350
                         Wellesley, MA  02181
                         Attn: Phillip Ernst
                         FAX:
                             -----------------------------------

       The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

       11.    CHOICE OF LAW AND VENUE
              -----------------------

              The Loan Documents shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Massachusetts, and, if the courts located in the Commonwealth of Massachusetts are not available, each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND

WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

       12.    GENERAL PROVISIONS
              ------------------

              12.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

              12.2 INDEMNIFICATION. Borrower shall indemnify, defend, protect and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under the Loan Documents, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

              12.3 TIME OF ESSENCE. Time is of the essence for the performance of all obligations set forth in this Agreement.

              12.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

              12.5 AMENDMENTS IN WRITING, INTEGRATION. This Agreement cannot be amended or terminated except by a writing signed by Borrower and Bank. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

              12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

              12.7 SURVIVAL. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section
12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

              12.8 CONFIDENTIALITY. In handling any confidential information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, and (v) as Bank may deem reasonably necessary to disclose in connection with the good faith exercise any remedies hereunder. Confidential information hereunder shall mean such information and material which Borrower has indicated to Bank to be of a protected or confidential nature and in any event shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

      IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written.


                                       HYBRIDON, INC.


                                       By:    /s/ E. Andrews Grinstead III
                                              ------------------------------
                                       Title: CEO & President
                                              ------------------------------


                                       By:    /s/ Anthony J. Payne
                                              ------------------------------
                                       Title: Chief Financial Officer
                                              ------------------------------


                                       SILICON VALLEY BANK


                                       By:    /s/ Philip Ernst
                                              ------------------------------
                                       Title:
                                              ------------------------------

                                    EXHIBIT A
                                    ---------

The Collateral shall consist of all right, title and interest of Borrower in and to the following:

       (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

       (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

       (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, claims, literature, reports, catalogs, income tax refunds, payments of insurance and rights to payment of any kind;

       (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

       (e) All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

       (f) Any and all claims, rights and interest in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not include any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now


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


owned or hereafter acquired, any patents, trademarks, servicemarks and applications therefor, and shall not include any of Borrower's interest as Lessee under that certain lease regarding premises located at 620 Memorial Drive, Cambridge, Massachusetts.


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